IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: ANC RENTAL CORPORATION, et al., Debtors	Chapter 11 Case No. 01-11200 (MFW) (Jointly Administered)

NOTICE OF ORDER (A) APPROVING DISCLOSURE STATEMENT, (B) SETTING RECORD DATE,
(C) APPROVING SOLICITATION PROCEDURES, FORM OF BALLOTS, AND MANNER OF NOTICE,
(D) FIXING THE DATE, TIME AND PLACE FOR THE CONFIRMATION HEARING AND THE DEADLINE
FOR FILING OBJECTIONS THERETO, AND (E) SETTING ADMINISTRATIVE EXPENSE BAR DATE

TO ALL CREDITORS, EQUITY INTEREST HOLDERS AND PARTIES IN INTEREST, PLEASE TAKE NOTICE THAT:

     1.     On October 21, 2003, the Debtors and the Statutory Creditors’ Committee (the “Committee”) filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) a proposed joint chapter 11 liquidating plan (the “Plan”) and a proposed disclosure statement dated as of October 21, 2003, as amended on November 19, 2003, providing information with respect to the Plan (the “Disclosure Statement”). All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan or Disclosure Statement.

     2.     On November 19, 2003, the Bankruptcy Court approved (i) the Disclosure Statement, as containing adequate information within the meaning of section 1125 of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), and (ii) certain related materials (collectively, the “Solicitation Materials”) for solicitation of votes to accept or reject the Plan (the “Solicitation Procedures Order”).

     3.     Pursuant to the Solicitation Procedures Order, the Court approved certain procedures for tabulation of votes to accept or reject the Plan (collectively, the “Tabulation Rules”). All persons and entities entitled to vote on the Plan shall complete all required information on the Ballot, execute the Ballot and return the completed Ballot to the address indicated on the Ballot so that it is received by 4:00 p.m., Prevailing Eastern Time, on December 30, 2003 (the “Voting Deadline”). Any failure to follow the voting instructions included with the Ballot or to return a properly completed Ballot so that it is received by the Voting Deadline may disqualify the Ballot. For copies of the Tabulation Rules, or for information concerning this notice, please contact the undersigned counsel for the Debtors.

     4.     For voting purposes, as per the Solicitation Procedures Order, November 3, 2003 shall be the record date. The Debtors shall mail the Solicitation Materials to holders of claims entitled to vote on the Plan. If you believe you are entitled to vote on the Plan, and you do not receive the Solicitation Materials, please contact the undersigned counsel for the Debtors.

     5.     A hearing to consider the confirmation of the Plan (the “Confirmation Hearing”) is scheduled to be held before the Honorable Mary F. Walrath, United States Bankruptcy Judge for the District of Delaware, 824 Market Street, 5th Floor, Wilmington, Delaware 19801, on January 7, 2004, at 10;30 a.m., Prevailing Eastern Time. The Confirmation Hearing may be continued from time to time without further notice.

     6.     Any objections to the confirmation of the Plan (a) shall be in writing, (b) shall conform to the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, (c) shall set forth the name of the objector, the nature and amount of any claim or interest held or asserted by the objector against the estates or property of the Debtors, (d) shall state with particularity the legal and factual basis for the objections and (e) shall be filed with the Bankruptcy Court together with proof of service, and served upon the following persons so as to be received on or before 4:00 p.m., Prevailing Eastern Time, on December 30, 2003: (i) Counsel for the Debtors, Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004 (Attn: Janice MacAvoy, Esq.); (ii) Counsel for the Debtors, Blank Rome LLP-Delaware, 1201 Market Street, Suite 800, Wilmington, Delaware 19801 (Attn: Bonnie Fatell, Esq.); (iii) Counsel for the Committee, Wilmer, Cutler & Pickering, 399 Park Avenue, New York, New York 10022 (Attn: Andrew N. Goldman, Esq. and Adam C. Dembrow, Esq.); (iv) Counsel for the Committee, Young, Conaway, Stargatt & Taylor, LLP, The Brandywine Building, 1000 West Street, 17th Floor, P.O. Box 391, Wilmington, Delaware 19899-0391 (Attn: Brendan L. Shannon, Esq.); and (v) the Office of the United States Trustee, J. Caleb Boggs Federal Building, 844 King Street, Suite 2313, Wilmington, Delaware 19801 (Attn: Margaret Harrison, Esq.).

     7.     All requests for payment of Administrative Expenses incurred up to and including the Confirmation Date (including requests for payment of all professional fees and expenses) must be filed within forty-five (45) days of the Confirmation Date in accordance with any procedures set forth in the Confirmation Order. The Debtors shall mail notices to creditors within ten (10) business days of the Confirmation Date by first class mail. All holders of Administrative Expenses incurred up to and including the Confirmation Date that do not file a request for payment pursuant to the Confirmation Order within forty-five (45) days from the Confirmation Date will be forever barred and enjoined from seeking any payment on account of their Administrative Expense claim.

Dated:	Wilmington, Delaware
December 4, 2003

FOR THE DEBTORS:	FOR THE STATUTORY CREDITORS’ COMMITTEE:

BLANK ROME LLP	YOUNG, CONAWAY,STARGATT & TAYLOR, LLP
1201 Market Street, Suite 800	The Brandywine Building
Wilmington, DE 19801	1000 West Street, 17th Floor
-and-	P.O. Box 391
FRIED, FRANK, HARRIS, SHRIVER	Wilmington, DE 19899-0391
& JACOBSON	-and-
(A Partnership Including Professional Corporations)	WILMER, CUTLER & PICKERING
One New York Plaza	399 Park Avenue
New York, NY 10004	New York, NY 10022

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